UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2025

SYRA HEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-41822	85-4027995
(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation)	File Number)	Identification No.)

1119 Keystone Way N. #201

Carmel, IN 46032

(Address of principal executive offices, including zip code)

(463) 345-8950

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	SYRA	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2025, the Board of Directors of Syra Health Corp. (the “Company”) appointed Gregory R. Alexander as Chief Executive Officer of the Company and entered into an employment agreement with Mr. Alexander, effective January 5, 2026 (the “Alexander Employment Agreement”).

Under the terms of the Alexander Employment Agreement, Mr. Alexander is entitled to receive an annual base salary of $251,000 and an annual performance bonus with a target amount equal to 30% of his annual base salary based upon the Board’s assessment of Mr. Alexander’s and the Company’s attainment of goals as set by the Board in its sole discretion. In accordance with the Alexander Employment Agreement, Mr. Alexander will also be granted 110,537 restricted stock units, 20% of which vest one year after date of grant and the remainder which vest equally over 4 years beginning one year after date of grant. Additionally, he will be granted stock options to purchase 257,920 shares of Class B common stock with 20% vesting on December 31, 2026 and the remainder vesting equally on an annual basis through December 31, 2030 as well as 368,458 performance stock units, subject to achievement of performance targets to be determined. In addition, the Alexander Employment Agreement contains non-competition and non-solicitation provisions.

Pursuant to the terms of the Alexander Employment Agreement, if Dr. Alexander’s employment is terminated by the Company for cause or as a result of Mr. Alexander’s death or permanent disability, or if Mr. Alexander terminates his employment agreement voluntarily, Mr. Alexander will be entitled to receive a lump sum equal to (i) any portion of unpaid base compensation then due for periods prior to termination, (ii) any bonus earned but not yet paid through the date of his termination, and (iii) all business expenses reasonably and necessarily incurred by Mr. Alexander prior to the date of termination. If Mr. Alexander’s employment is terminated by the Company without cause or by Mr. Alexander for good reason, Mr. Alexander will be entitled to receive the amounts due upon termination of his employment by the Company for cause or as a result of his death or permanent disability, or upon termination by Mr. Alexander of his employment voluntarily, in addition to (provided that Mr. Alexander executes a written release with respect to certain matters) a severance payment equal to his base compensation for 6 months from the date of termination and the bonus and any benefits that Mr. Alexander would be eligible for during such 6 month period. Mr. Alexander would not be entitled to such severance payment if he terminates for good reason within the first 12 months of employment.

In addition, if Mr. Alexander’s employment is terminated: (a) by the Company without cause within 12 months prior to a change of control (as defined in the Alexander Employment Agreement) that was pending during such 12 month period, (b) by Mr. Alexander for good reason within 12 months after a change of control, or (c) by the Company without cause at any time upon or within 12 months after a change of control, Mr. Alexander will be entitled to receive the amounts due upon termination of his employment by the Company for cause or as a result of his death or permanent disability, or upon termination by Mr. Alexander of his employment voluntarily, in addition to the severance payments due if Mr. Alexander’s employment is terminated by the Company without cause or by Mr. Alexander for good reason, all of Mr. Alexander’s unvested stock options and other equity awards would immediately vest and become fully exercisable (x) in the event a change of control transaction is pending, for a period of six months following the date of termination, and (y) in the event a change of control transaction is not then pending, for the period of time set forth in the applicable agreement evidencing the award.

There are no arrangements or understandings between Mr. Alexander and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Alexander and any of the Company’s other directors or executive officers.

The foregoing description of the Alexander Employment Agreement is not complete and is qualified in its entirety by reference to the Alexander Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

On December 18, 2025, the Company issued a press release announcing the appointment of Mr. Alexander as Chief Executive Officer. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement between Gregory R. Alexander and Syra Health Corp. effective as of January 5, 2026.
99.1	Press Release of Syra Health Corp. dated December 18, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYRA HEALTH CORP.

Date: December 18, 2025	By:	/s/ Priya Prasad
Priya Prasad
Interim Chief Executive Officer